EXHIBIT 99

[American Medical Security Group LOGO]                           P. O. Box 19032
                                                       Green Bay, WI  54307-9032

[        News Release               ]              For more information contact:
[    for Immediate Release          ]                               Cliff Bowers
                                                                  Vice President
                                                        Corporate Communications
                                                                  (920) 661-2766


                     AMERICAN MEDICAL SECURITY GROUP REPORTS
                      FIRST QUARTER 2003 FINANCIAL RESULTS

        o        NET INCOME OF $0.48 PER SHARE IN QUARTER;
                 UP 30% YEAR OVER YEAR
        o        GUIDANCE OF $1.85 TO $1.95 PER SHARE FOR 2003 AFFIRMED
        o        COMBINED RATIO CONTINUES SEQUENTIAL IMPROVEMENT
        o        FAVORABLE FLORIDA APPEALS COURT RULING


        GREEN BAY, Wis. - May 6, 2003 - American Medical Security Group, Inc. (NYSE: AMZ) (AMS), today reported net income of $6.5 million or $0.48 per diluted share for the first quarter of 2003. Net income in the period is the highest since AMZ shares became publicly traded in 1998. The company's net income per share includes $0.02 of realized capital gains from investments.
        The first quarter 2003 results compare to income of $5.4 million or $0.37 per share in the first quarter of 2002 before the cumulative effect of a change in accounting principle associated with the adoption of SFAS No. 142 (write-down of goodwill).


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                                     Ad One

        "We are pleased with our profitability in the quarter, and we remain focused on revenue and membership growth," said Samuel V. Miller, AMS Chairman, President & Chief Executive Officer. "While total revenue is still not up to our expectations, we fully expect to achieve our 2003 earnings projections."
        "We will accomplish that through a combination of pricing discipline, expense control and the extensive action plans we've implemented throughout our business. We believe the 10% increase in new member enrollment we experienced in the first quarter compared to the fourth quarter of 2002 is evidence those plans are beginning to take hold."
                              REVENUE & MEMBERSHIP
        Total revenues for the first quarter of 2003 were $187.6 million. This compares to total revenues of $190.5 million and $203.7 million for the fourth quarter and first quarter of 2002, respectively.
        Total health membership was 552,303 at the end of the first quarter compared to 571,461 at the end of the fourth quarter of 2002, and 613,151 at the end of the first quarter of 2002.
        According to AMS, its products and support programs are very well positioned for existing market conditions, and it anticipates quarterly improvements in total membership and revenue beginning later this year.
        The roll-out of the company's MedOne Security product, increased agent recruiting, and a new marketing approach to small group products called, "Defined Contribution at Work," are driving increased monthly new member enrollment and should aid the company's growth in upcoming quarters.
                            HEALTH SEGMENT LOSS RATIO
        The health segment loss ratio for the first quarter of 2003 was 67.9%, down from 68.5% in the first quarter of last year and up compared to 67.4% for the fourth quarter of 2002.

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                                     Ad Two

                          HEALTH SEGMENT EXPENSE RATIO
        For the first quarter of 2003, the company's health segment expense ratio was 27.9%, a slight improvement over the 28.2% recorded in the first quarter of 2002 and 28.4% for the fourth quarter of 2002.
                          HEALTH SEGMENT COMBINED RATIO
       The combined ratio - total health segment loss ratio plus the expense ratio - was 95.8% in the first quarter of 2003, compared to 96.7% in the first quarter of 2002. The combined ratio was 95.9% in the fourth quarter of 2002.
                            CASH FLOW & BALANCE SHEET
        Cash used in operations in the first quarter of 2003 was $3.6 million. This primarily reflects the anticipated seasonal pay-down of AMS' claim inventory at year-end as well as other annual expenditures made in the period. AMS expects cash flow to follow seasonal patterns and improve in subsequent quarters of 2003.
        At March 31, 2003, AMS had a book value of $14.68 per share, compared to $12.19 at the end of the first quarter of 2002.
                                EARNINGS GUIDANCE
        AMS has reconfirmed its earnings guidance range for 2003 of $1.85 to $1.95 per share, an increase of 14% to 19% over 2002. Earnings for the second quarter of 2003 are expected to be approximately $0.47 per share.
                               OTHER COMPANY NEWS
       On January 7, 2003, the company announced that its board had authorized it to purchase up to $10 million of its outstanding common shares. The share repurchase plan allows AMS to buy back its shares, from time to time, in open market or privately negotiated transactions, subject to price and market conditions. Under this authority, AMS purchased approximately 53,000 of its outstanding common shares during the first quarter of 2003. The shares were purchased at an average price of $12.46 per share, and at an aggregate cost of approximately $0.7 million.
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                                    Ad Three

        In addition, AMS recently reported that it had received a favorable ruling in a Florida Appeals Court affirming the legality of its prior rating practices in that state. The decision reverses an order that would have suspended the company's license to sell new business in that state for one year. The order had been stayed pending the appeal.
        Also, AMS announced the hiring of industry veteran, John R. Lombardi, to serve as its Executive Vice President & Chief Financial Officer.
Lombardi previously held senior financial management positions with Aetna and Cigna.
        American Medical Security Group, through its operating subsidiaries, markets health care benefits and insurance products to small businesses, families and individuals. Insurance products of American Medical Security Group are underwritten by United Wisconsin Life Insurance Company. The company serves customers nationwide through partnerships with professional, independent agents and quality health care providers. It provided health coverage for 552,303 members as of March 31, 2003.

                                      # # #


        AMS WILL HOST A CONFERENCE CALL TO DISCUSS ITS FINANCIAL RESULTS ON WEDNESDAY, MAY 7, 2003, AT 10:00 A.M. (CENTRAL TIME). INTERESTED PARTIES MAY LISTEN TO THE CONFERENCE CALL LIVE VIA THE INVESTOR SECTION OF THE COMPANY'S WEBSITE AT WWW.EAMS.COM. LISTEN-ONLY ACCESS TO THE LIVE CONFERENCE CALL IS ALSO AVAILABLE BY DIALING 913-981-5549. FOLLOWING THE LIVE CALL, A REPLAY WILL BE AVAILABLE UNTIL MIDNIGHT, FRIDAY, MAY 9, 2003, BY DIALING 719-457-0820
(CODE 432970). THIS PRESS RELEASE AND FINANCIAL AND OTHER STATISTICAL INFORMATION CONTAINED IN THE CONFERENCE CALL WILL APPEAR IN THE INVESTOR SECTION OF THE COMPANY'S WEBSITE AT WWW.EAMS.COM.

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CAUTIONARY STATEMENT: Some of the statements contained in this press release are
"forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements express expectations for or about the future, rather than historical fact. Forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such statements. Such risks and uncertainties include, among others, unexpected increases in health care costs; the company's ability to predict future health care costs and adequately price its products; the company's ability to expand its distribution network, generate new sales, sell new products and retain existing members; the company's ability to control expenses during a time of declining revenue and membership; legislative and regulatory matters, including delays in regulatory approvals, changes in government regulation, regulatory action resulting from market conduct activity; general business conditions, including competitive practices and demand for the company's existing and new products; adverse outcomes of legal and administrative proceedings; publicity about the company; development of and changes in claims reserves; general economic conditions that impact the performance of the company's investment portfolio or decisions of consumers to purchase our products; and other factors that may be referred to in American Medical Security Group, Inc.'s reports filed with the Securities and Exchange Commission from time to time. Forward-looking statements made in this release express expectations only as of the date they are made. The Company does not undertake any obligation to update or revise such statements as a result of new information or future events.

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                                                AMERICAN MEDICAL SECURITY GROUP, INC.

                                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                                                                                           Three Months Ended
                                                                                               March 31,
                                                                                     -------------------------------
(THOUSANDS, EXCEPT PER COMMON SHARE DATA)                                                 2003            2002
--------------------------------------------------------------------------------------------------------------------
REVENUES
   Insurance premiums                                                                  $   179,055     $   194,401
   Net investment income                                                                     3,402           3,924
   Net realized investment gains                                                               375              14
   Other revenue                                                                             4,786           5,405
--------------------------------------------------------------------------------------------------------------------
Total revenues                                                                             187,618         203,744

EXPENSES
   Medical and other benefits                                                              120,334         131,800
   Selling, general and administrative                                                      56,329          62,024
   Interest                                                                                    339             494
   Amortization of intangibles                                                                 238             183
--------------------------------------------------------------------------------------------------------------------
Total expenses                                                                             177,240         194,501
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Income before income taxes and cumulative
   effect of a change in accounting principle                                               10,378           9,243

Income tax expense                                                                           3,915           3,813
--------------------------------------------------------------------------------------------------------------------

Income before cumulative effect of a change in accounting principle                          6,463           5,430

Cumulative effect of a change in accounting principle                                            -         (60,098)
--------------------------------------------------------------------------------------------------------------------

Net income (loss)                                                                      $     6,463     $   (54,668)
====================================================================================================================

Earnings (loss) per common share - basic:
   Income before cumulative effect of a change in accounting principle                 $      0.50     $      0.39
   Cumulative effect of a change in accounting principle                                         -           (4.35)
--------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                      $      0.50     $     (3.96)
====================================================================================================================

Earnings (loss) per common share - diluted:
   Income before cumulative effect of a change in accounting principle                 $      0.48     $      0.37
   Cumulative effect of a change in accounting principle                                         -           (4.15)
--------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                      $      0.48     $     (3.77)
====================================================================================================================
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

                                                 AMERICAN MEDICAL SECURITY GROUP, INC.

                                                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                      March 31,      December 31,
(THOUSANDS, EXCEPT SHARE DATA)                                                           2003            2002
--------------------------------------------------------------------------------------------------------------------
                                                                                    (Unaudited)
ASSETS
Investments:
   Fixed maturity securities available for sale, at fair value                       $   283,595     $   278,222
   Fixed maturity securities held to maturity, at amortized cost                           3,175           4,288
   Trading securities, at fair value                                                       1,142             926
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Total investments                                                                        287,912         283,436


Cash and cash equivalents                                                                 20,396          30,620
Property and equipment, net                                                               34,112          33,061
Goodwill, net                                                                             32,846          32,846
Other intangibles, net                                                                     2,622           2,860
Other assets                                                                              50,737          46,117
--------------------------------------------------------------------------------------------------------------------
Total assets                                                                         $   428,625     $   428,940
====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Medical and other benefits payable                                                $   131,650     $   134,479
   Advance premiums                                                                       17,300          15,200
   Payables and accrued expenses                                                          23,466          29,141
   Notes payable                                                                          33,558          33,858
   Other liabilities                                                                      32,736          33,512
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Total liabilities                                                                        238,710         246,190


Shareholders' equity:
   Common stock (no par value, $1 stated value, 50,000,000 shares authorized,
     16,654,315 issued and 12,935,698 outstanding at March 31, 2003,
     16,654,315 issued and 12,905,898 outstanding at December 31, 2002)                   16,654          16,654
   Paid-in capital                                                                       190,367         189,813
   Retained earnings                                                                       9,321           2,858
   Accumulated other comprehensive income (net of taxes of
     $4,357 at March 31, 2003 and $4,117 at December 31, 2002)                             8,090           7,646
   Treasury stock (3,718,617 shares at March 31, 2003
     and 3,748,417 shares at December 31, 2002, at cost)                                 (34,517)        (34,221)
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Total shareholders' equity                                                               189,915         182,750
--------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                           $   428,625     $   428,940
====================================================================================================================

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

                                                 AMERICAN MEDICAL SECURITY GROUP, INC.

                                      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                                                          Three Months Ended
                                                                                              March 31,
                                                                                   ---------------------------------
(THOUSANDS)                                                                              2003            2002
--------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                                    $     6,463     $   (54,668)
Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
     Cumulative effect of a change in accounting principle                                     -          60,098
     Depreciation and amortization                                                         2,520           2,226
     Net realized investment gains                                                          (375)            (14)
     Increase in trading securities                                                         (216)           (149)
     Deferred income tax benefit                                                          (1,154)         (2,694)
     Changes in operating accounts:
       Other assets                                                                       (3,698)          1,870
       Medical and other benefits payable                                                 (2,829)         (2,935)
       Advance premiums                                                                    2,100            (103)
       Payables and accrued expenses                                                      (5,675)         (1,376)
       Other liabilities                                                                    (711)            860
--------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                       (3,575)          3,115


INVESTING ACTIVITIES
Purchases of available for sale securities                                               (42,425)        (32,283)
Proceeds from sale of available for sale securities                                       36,959          49,214
Proceeds from maturity of available for sale securities                                    1,775               -
Purchases of held to maturity securities                                                       -          (1,335)
Proceeds from maturity of held to maturity securities                                          -           1,295
Purchases of property and equipment                                                       (2,845)         (2,799)
Proceeds from sale of property and equipment                                                   2               -
--------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                                       (6,534)         14,092


FINANCING ACTIVITIES
Issuance of common stock                                                                     845             262
Purchase of treasury stock                                                                  (660)        (19,540)
Repayment of notes payable                                                                  (300)         (5,300)
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Net cash used in financing activities                                                       (115)        (24,578)
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Cash and cash equivalents:
   Net increase (decrease)                                                               (10,224)         (7,371)
   Balance at beginning of year                                                           30,620          24,975
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Balance at end of period                                                             $    20,396     $    17,604
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